Exhibit 4.41

PREFERRED STOCK EXCHANGE AGREEMENT

This Preferred Stock Exchange Agreement (this "Agreement") is made as of August 29, 2017 by and between DRYSHIPS INC., a Marshall Islands corporation (the "Company"), and SIFNOS SHAREHOLDERS INC., a Marshall Islands corporation (the "Seller").

WHEREAS, on August 11, 2017, the Company and the Seller, together with other parties affiliated with the Company's Chairman and Chief Executive Officer, Mr. George Economou (the "Other Transaction Parties"), entered into a binding term sheet (the "Term Sheet") pursuant to which the Seller agreed to cancel all remaining outstanding Series D Preferred Shares, par value $0.01 per share, of the Company (the "Preferred Shares") that Seller currently holds in exchange for such number of common shares, par value $0.01 per share, of the Company (the "Common Shares") as is contemplated in the Term Sheet.

NOW THEREFORE, in consideration of the following mutual agreements and covenants, the parties hereto hereby agree as follows:

1.          Exchange of the Preferred Shares. Subject to the terms and conditions of this Agreement, on the Exchange Date (as defined below), the Company shall issue such number of Common Shares to the Seller or its designee as is contemplated in the Term Sheet in exchange (the "Exchange") for all Preferred Shares currently held by the Seller. The Exchange shall occur at the principal office of the Company simultaneously with the execution of this Agreement by the parties or on such other date as the Company and the Seller shall agree (the "Exchange Date"). On the Exchange Date, (i) the Seller shall deliver to the Company (or its designee) all Preferred Shares it currently holds and (ii) the Company shall reflect the Exchange in its respective books and records.

2.          Termination of Rights. The Seller agrees that upon the Exchange and in accordance with Section 1 hereof, the Company shall become (i) the legal and beneficial owner of the Preferred Shares being exchanged and (ii) entitled to any rights and interest therein or related thereto, and that the Seller shall immediately cease to be a stockholder of the Company with respect to the Preferred Shares.

3.          Miscellaneous.

(a)          Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York.

(b)          Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c)          Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(d)          Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(e)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

DRYSHIPS INC.

By:	/s/ Dimitris Dreliozis
Name: Dimitris Dreliozis Title: Vice President of Finance

SELLER:

SIFNOS SHAREHOLDERS INC.

By:	/s/ Dr. Adriano Cefai
Name: Dr. Adriano Cefai Title: Director of Mare Services Limited, Sole Director Mare Services Ltd. 5/1 Merchants Street Valletta, 1171
3